Exhibit 10.1

EMPLOYMENT AGREEMENT

[as amended through July 9, 2008]

This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of June 11, 2008 by and between ARNO THERAPEUTICS, INC., a Delaware corporation with principal executive offices at 30 Two Bridges Rd., Suite 270, Fairfield, NJ 07004 (the "Company"), and BRIAN LENZ, an individual residing at         , NJ         (the "Executive").

WHEREAS, the Company desires to employ Executive as Chief Financial Officer of the Company; and

WHEREAS, Executive desires to accept such employment upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the parties hereby agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on July 15, 2008 (the "Effective Date") and ending on the second anniversary of the Effective Date (the "Employment Term"); provided, however, that the Employment Term shall be automatically extended for an additional one-year period, on an annual basis, unless the Company or Executive provides the other party with at least 90 days' prior written notice before the second anniversary of the Effective Date that the Employment Term shall not be so extended ("Notice of Non-Renewal").

2. Position.

a. Commencing on the date immediately following the date that the Company files with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and thereafter during the remainder of the Employment Term, Executive is appointed to serve as Chief Financial Officer of the Company, and Executive accepts such appointment. In such position, Executive shall, subject to any limitations or other directions determined from time to time by the Board of Directors of the Company (the "Board"), which limitations and/or directions shall be consistent with state and federal law, have such duties and authority as are consistent with the position of Chief Financial Officer of a company of similar size and nature, including:

(i) Financial planning, budget, forecasting and analysis processes;

(ii) Contract review;

(iii) Accounts receivable/payable;

(iv) Developing/maintaining organization’s financial management policies, ensuring compliance with applicable law and Board policy;

(v) Reviewing financial statements, preparing and filing SEC filings;

(vi) Present Company’s financials to shareholders, analysts and potential investors;

(vii) Compliance with Sarbanes-Oxley, accounting;

(viii) Managing/directing outside financial auditors;

(ix) Managing Treasury functions;

(x) Overseeing all aspects of company financial controls;

and may include with the Chief Executive Officer, investor relations, directing outside legal counsel and preparation of materials for meetings of the Board of Directors. Executive shall report directly to the Chief Executive Officer. At no point, however, shall the Executive be required to undertake any actions at the direction of the Board of Directors, Chief Executive Officer, or any other person which the Executive reasonably believes is in violation of state and/or federal law.

b. During the Employment Term, Executive shall devote his full business time and attention to the performance of his duties hereunder, which shall be performed primarily at the offices of the Company in Fairfield, New Jersey. Without the prior written consent of the Board, which consent may not be unreasonably withheld, Executive shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the rendition of his services hereunder or adversely affect or negatively reflect upon the Company.

c. Due consideration will be given by the Board to appointing the Executive Chief Operating Officer of the Company in the event of outstanding performance by the Executive during the Term.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary ("Base Salary") at an annual rate of Two Hundred Thousand Dollars ($200,000.00), payable in regular installments in accordance with the Company's usual payroll practices. The Board (or a designated committee thereof) may, in its sole discretion, increase such Base Salary from time to time.

4. Bonus Compensation.

a. The Company shall pay to the Executive a one time cash payment of Twenty Five Thousand Dollars ($25,000.00) upon the Effective Date of this Agreement.

b. During the Employment Term, Executive may earn an annual performance bonus ("Performance Bonus") of up to thirty percent (30%) of his Base Salary in respect of each twelve-month period that he is employed by the Company (or pro rata portion thereof) based upon the successful achievement of certain corporate and individual goals, which shall be established within thirty (30) days of the Effective Date by the Executive and the Board (or a designated committee thereof), and renewed annually on a calendar year basis, with the first calendar year being pro-rated as discussed otherwise herein, by the Executive and the Board (or a designated committee thereof). Any Performance Bonus will be paid to the Executive within thirty (30) days of the end of each calendar year during the Employment Term.

5. Equity.

a. Employment Options. Promptly following the Effective Date, the Company shall grant to Executive stock options (the "Employment Options"), pursuant to the Company's 2005 Stock Option Plan, to purchase Four Hundred Forty Thousand shares of common stock of the Company, par value $0.0001 per share (the "Common Stock"), representing two percent (2%) of the outstanding Common Stock on a fully diluted basis as of the date hereof, at an exercise price equal to the price per share of Common Stock on the Commencement Date as quoted on the Over the Counter Bulletin Board. Subject to the Executive’s continued employment the Employment Options shall vest and become exercisable, if at all, as follows:

(i) One quarter of such Employment Options shall vest on the first anniversary of this Agreement; and

(ii) thereafter the Employment Options shall vest in equal monthly installments on the last day of each month over a period of 24 months on the last business day of each month (each date on which Employment Options vest is hereinafter referred to as a “Vesting Date”).

b. Subject to earlier expiration as described in Section 8 below, the Employment Options shall have a ten (10) year term and shall be exercisable at an exercise price equal to the price per share paid by investors in the Financing. In the event of a Change of Control (as defined in Section 8(d)(ii) below), one-half of all unvested Employment Options shall vest and remain exercisable during the Executive’s continued employment with the Company and for a period of twelve (12) months thereafter, provided said continued employment is materially the same or similar to the Executive’s prior position with the Company.

c. The parties specifically acknowledge and agree that the equity provisions of this Employment Agreement supersede any and all prior or subsequent agreements, including but not limited to the Stock Option Agreement, relating to grant of equity options to the Executive.  To the extent there is a disagreement of the terms of this Employment Agreement and a prior or subsequent Stock Option Agreement, including but not limited to those dealing with change of control and vesting, then the terms of this Agreement shall control

6. Employee Benefits. During the Employment Term, Executive shall be entitled to: (a) participation in the Company's health, dental and other welfare benefit as in effect from time to time; (b) up to four (4) non-consecutive weeks of vacation per year; and (c) sick leave and holidays in accordance with the Company's policies as in effect from time to time (collectively, "Employee Benefits"), on a basis no less favorable than those benefits generally made available to other senior executives of the Company or, as applicable, to the Company's employees generally. The Company shall reimburse the Executive for the premiums attributable to a life insurance policy for the Executive in an amount equal to twice Executive’s then Base Salary. Executive shall be designated as a named insured on directors and officers’ liability insurance of the Company providing policy limits of not less than One Million Dollars ($1,000,000), and Executive shall be provided evidence of such insurance within thirty (30) days of the Execution Date.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company's policies in effect from time to time.

8. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive shall be required to give the Company at least sixty (60) days' prior written notice of any termination of his employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive's rights upon termination of employment with the Company.

a. By the Company For Cause or By Executive Resignation Without Good Reason.

(i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason (as defined in Section 8(c)(ii)); provided that Executive shall be required to give the Company at least sixty (60) days' prior written notice of his resignation without Good Reason.

(ii) For purposes of this Agreement, "Cause" shall mean: (A) Executive's willful failure to adequately perform material duties or obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific objective and lawful directions received by him in writing constituting an action of the Board; (B) any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business reputation of the Company; (C) Executive's indictment of any felony; (D) Executive being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to the Company or its reputation; (E) the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under clause (E) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive an opportunity to be heard at a meeting of the Board with or without counsel, and the Board provides Executive with a summary of its findings; (F) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; and (G) a material breach by Executive of this Agreement, which if capable of being cured, is not cured by the Executive within thirty (30) days of written notice from the Company of the alleged breach.

(iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive: (A) his Base Salary through the date of such termination; (B) any Performance Bonus earned but unpaid as of the date of termination for any previously completed year of employment; (C) reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of such termination in accordance with Company policy; and (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company for Executive (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights"). Additionally, if Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, then (1) all unvested Employment Options shall expire immediately, and (2) the Executive shall have a period of ninety (90) days to exercise any and all currently vested Employment Options, after which time all Employment Options shall expire.

(iv) Following a termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive's employment hereunder shall terminate automatically upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is, therefore, unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twelve (12) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician, with such independent doctor being designated after agreement by the Company and the Executive, and the cost of such independent Physician shall be borne equally by the Executive and the Company. Executive hereby agrees to make himself available and to cooperate in any reasonable examination by an Independent Physician.

(ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive: (A) the Accrued Rights; (B) a pro rata portion (based upon the ratio of (x) the number of days from the Effective Date or, if applicable, the immediately preceding Extension Date, to (y) 365) of the Performance Bonus, if any, that Executive would have been entitled to receive in respect of the fiscal year in which such termination occurs, payable when such Performance Bonus would have otherwise been payable had Executive's employment not terminated (a “Pro-Rata Bonus”); and (C) his Base Salary and Employee Benefits for a period of twelve (12) months following any such termination.

(iii) Following Executive's termination of employment due to death or Disability, all unvested Employment Options scheduled to vest following the end of such employment year shall immediately vest and remain exercisable for a period of three hundred and sixty five (365) calendar days, after which date all Employment Options shall expire.

c. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason; provided that Executive shall be required to give the Company at least thirty (30) days' prior written notice of any resignation of his employment for Good Reason.

(ii) For purposes of this Agreement, "Good Reason" shall mean: (A) following the effective date of his appointment as Chief Financial Officer, as described in Section 2.a., any material diminution by the Company of Executive’s title of Chief Financial Officer; (B) a material breach by the Company of any of the provisions contained herein, which, if capable of being cured, is not cured by the Company within ten (10) days after written notice thereof by Executive to the Company; and (C) the relocation of the company’s headquarters and/or the Executive’s place of employment outside of a twenty five (25) mile radius from its current location.

(iii) If, during the first twelve (12) months of the Employment Term, the Executive's employment is terminated by the Company without Cause, other than by reason of death or Disability, or if Executive resigns for Good Reason, Executive shall be entitled to receive: (A) the Accrued Rights; (B) subject to Executive's continued compliance with the provisions of Sections 9 and 10, continued payment of his Base Salary at the rate in effect immediately prior to the date of such termination for a period of nine (9) months following such termination; (C) subject to Executive's continued compliance with the provisions of Sections 9 and 10, an amount equal to one-half of the Performance Bonus, if any, that the Executive would have earned for the year in which such termination occurs; (D) subject to Executive's continued compliance with the provisions of Sections 9 and 10, his Employee Benefits until the earlier to occur of (1) the date on which Executive obtains new employment, and (2) six (6) months following such termination; and (E) unvested Employment Options scheduled to vest following the end of such employment year shall immediately vest and remain exercisable for a period of twelve (12) months following such termination, after which date all Employment Options shall expire.

(iv) Thereafter, if the Executive's employment is terminated by the Company without Cause, other than by reason of death or Disability, or if Executive resigns for Good Reason, Executive shall be entitled to receive: (A) the Accrued Rights; (B) subject to Executive's continued compliance with the provisions of Sections 9 and 10, continued payment of his Base Salary at the rate in effect immediately prior to the date of such termination for a period of twelve (12) months following such termination; (C) subject to Executive's continued compliance with the provisions of Sections 9 and 10, an amount equal to the Performance Bonus, if any, that the Executive would have earned for the year in which such termination occurs; (D) subject to Executive's continued compliance with the provisions of Sections 9 and 10, his Employee Benefits until the earlier to occur of (1) the date on which Executive obtains new employment, and (2) twelve (12) months following such termination; and (E) unvested Employment Options scheduled to vest following the end of such employment year shall immediately vest and remain exercisable for a period of twelve (12) months following such termination, after which date all Employment Options shall expire.

(v) Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, all Employment Options which were not then vested (or did not become vested pursuant to Section 8(c)(iii) or (iv) hereof) shall immediately expire and, except as set forth in this Section 8(c)(iii) or (iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. By the Company upon a Change of Control.

(i) The Employment Term and Executive's employment hereunder may be terminated by the Company upon a Change of Control.

(ii) For purposes of this Agreement, a “Change of Control” shall have the meaning set forth in the Company’s 2005 Stock Option Plan (the “Plan”), except that, notwithstanding the terms of the Plan, no transaction shall be considered a Change in Control under this Agreement or any related stock option agreement, and no Options shall vest (A) as a result of a Change of Control arising out of a private placement of equity securities of the Company for the purpose of financing the Company’s on-going operations; or (B) as a result of a Change of Control arising out of any transaction ascribing a valuation to the Company of less than One Hundred Million Dollars ($100,000,000).

(iii) Following Executive’s termination as a result of Change of Control, Executive shall be entitled to receive: (A) the Accrued Rights; and, subject to Executive's continued compliance with the provisions of Sections 9 and 10, (B) continued payment of his Base Salary at the rate in effect immediately prior to the date of such termination for a period of 12 months following such termination; (C) an amount equal to the Performance Bonus, if any, that the Executive would have earned for the year in which such termination occurs; (D) Employee Benefits for a period of twelve (12) months following such termination; (E) all unvested Employment Options shall immediately vest and remain exercisable for a period of twelve (12) months, after which date all Employment Options shall expire immediately.

e. Expiration of Employment Term. In the event either party delivers a Notice of Non-Renewal, unless Executive's employment is terminated prior to the expiration of the Employment Term pursuant to paragraphs (a), (b), (c) or (d) of this Section 8, Executive shall be entitled to receive the Accrued Rights. Upon non-renewal of Executive's employment hereunder following either party's election not to extend the Employment Term, (i) any unvested Employment Options shall expire, and (ii) any vested Employment Options shall remain exercisable for a period of twelve (12) from the date of termination. Further, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

f. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written notice to the other party hereto in accordance with the provisions of this Agreement ("Notice of Termination"), which notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

g. Payments to Executive. Except as otherwise provided herein, all payments required to be made by the Company to Executive under this Section 8 in connection with the termination of Executive's employment shall be payable in regular installments in accordance with the Company's usual payroll practices. Additionally, the obligations of the Company to make any payments described in Sections 8(b)(ii)(B) and (C), 8(c)(iii)(B) and (C), 8(c)(iv)(B) and (C), and 8(d)(iii)(B) and (C) and its obligations under Sections 8(b)(iii), 8(c)(iii)(E), 8(c)(iv)(E) and (F), and 8(d)(iii)(E) shall be subject to the execution and non-revocation by Executive of a general release of claims in a form provided by the Company and Executive's continued compliance with his obligations under Sections 9 and 10 hereof.

9. Non-Competition and Non-Solicitation.

a. Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 10 below) and Executive agrees that, during the Employment Term and for a period of six (6) months (or twelve (12) months if Executive's employment is terminated by the Company for Cause or by Executive without Good Reason) thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any natural person, firm, partnership, joint venture, corporation, limited liability company or other business entity ("Person"), enter into or engage in any business that is directly or indirectly competitive with the Company’s Business (as defined below), either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director, member or shareholder of a Person in a business competitive with the Company within the geographic area of the Company's Business, which is deemed by the parties hereto to be worldwide; provided, however, that if a Person's business has multiple lines or segments, some of which are not competitive with the Company's Business, nothing herein shall prevent Executive from being employed by, working for or assisting that line or segment of such Person's business that is not competitive with the Company's Business. Executive acknowledges that, due to the unique nature of the Company's Business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and, therefore, the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company. Notwithstanding the foregoing, nothing contained in this Section 9(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment purposes, publicly traded securities of any corporation or other entity, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation or other entity. For purposes of this Agreement, "Company's Business" shall be the development of novel therapeutics for the treatment of cancer, which shall be specifically limited to the investigation, development, and/or testing of compounds developed by the Company during the tenure of the Executive’s.

b. During the Employment Term and for a period of twelve (12) months thereafter (or six (6) months in the case of clause (b)(ii)), Executive shall not, directly or indirectly, without the prior written consent of the Company: (i) solicit or induce any person who, at any time during the preceding twelve (12) months, was an employee of the Company or any of its subsidiaries or of Two River Group Holdings, LLC ("Two River") to leave the employ of the Company or such subsidiaries or Two River or hire, or assist any other Person in hiring, any such employee; or (ii) solicit the business of any agent, client or customer of the Company or any of its subsidiaries with respect to products or services similar to and competitive with those provided or supplied by the Company or any of its subsidiaries.

c. The Company and Executive mutually agree that both during the Employment Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party, and in the case of the Company, including any officer, director or material shareholder of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.

d. In the event that Executive breaches any provisions of this Section 9 or Section 10, then, in addition to any other rights that the Company may have, the Company shall be entitled, upon entry of an appropriate order by a Court of competent jurisdiction, to cease making any payments to Executive under Section 8 hereof, cancel any options that vested under Section 8 hereof, recover any amounts paid under Section 8 hereof (including amounts received by Executive in respect of any options that became vested under Section 8) other than payments in respect of the Accrued Rights and seek injunctive relief to enforce the restrictions contained in such Sections, which injunctive relief shall be in addition to any rights or remedies available to the Company under the law or in equity.  The Executive’s agreement to the terms and conditions contained in this section shall in no way be considered his consent to the entry of such relief, and the Executive and the Company agree that no such relief will be sought until notice is given to the Executive and a fourteen (14) day period in which the Executive has to cure the alleged violation lapses.

e. The rights and remedies enumerated in Section 9(d) shall be independent of, and shall be in addition to and not in lieu of, any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 9, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 9 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company's right to the relief provided in this Section 9 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

f. The provisions of this Section 9 shall survive the termination of Executive's employment for any reason.

10. Confidential Information and Inventions.

a. Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Employment Term, Executive agrees to keep confidential and not disclose or make accessible to any other Person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information owned by, or received by or on behalf of, the Company or any of its affiliates. "Confidential and Proprietary Information" shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Executive agrees not to: (i) use any such Confidential and Proprietary Information for strictly personal use or for others; and (ii) permanently remove any Company material or reproductions (including, but not limited to, writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company's offices at any time during his employment by the Company, except as required in the execution of his duties to the Company; provided, however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information: (A) that Executive can demonstrate was known to him prior to the effective date of this agreement; (B) that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or (C) that he is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

b. Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.

c. If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials documents or other work product relating to the Company's Business ("Inventions") either alone or with third parties, at any time during Executive's employment by the Company and within the scope of such employment and/or with the use of any Company resources, Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive agrees that all Inventions, to the extent permitted by law, shall be "works made for hire" as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). Executive further agrees to assist the Company (at the Company's expense but without further remuneration) to obtain and from time to time enforce, protect, record or register patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive shall execute all documents necessary to: (i) apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing

d. Executive acknowledges that while performing the services under this Agreement Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates ("Third Party Inventions"). Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons' officers, directors, employees (including Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to Third-Party Inventions that is not on behalf of the Company.

e. Upon termination of Executive's employment with the Company for any reason, Executive shall: (i) cease and not thereafter commence use of any Confidential and Proprietary Information, Inventions, Third Party Inventions or other intellectual property owned or used by the Company, its subsidiaries or affiliates (including, without limitation, any trade secret, trademark, trade name, logo, domain name or other source indicator); (ii) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential and Proprietary Information or otherwise relate to the Company's Business and the business of its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential and Proprietary Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential and Proprietary Information of which Executive is or becomes aware.

f. Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to, a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

g. The provisions of this Section 10 shall survive the termination of Executive's employment for any reason.

11. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach of any of the provisions of Section 9 or Section 10 may be inadequate and the Company may suffer irreparable damages as a result of such breach.  In recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law or under this Agreement, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  The Executive’s agreement to the terms and conditions contained in this section shall in no way be considered his consent to the entry of such relief, and the Executive and the Company agree that no such relief will be sought until notice is given to the Executive and a fourteen (14) day period in which the Executive has to cure the alleged violation lapses.

12. Representations. Executive hereby represents and warrants to the Company as follows:

a. Neither the execution nor delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, to any prior employer under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound, or under applicable law.

b. Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

c. Executive has not taken or retained (and will not take or retain) any documents or files, whether in hard copy or electronic form, which were created, collected or received by Executive in connection with any prior employment, except for documents and files relating solely to Executive’s compensation.

13. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the conflicts of laws principles thereof.

b. Arbitration. Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 9 or 10 hereof), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in New Jersey in accordance with the rules of the American Arbitration Association (the "AAA") then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause (h) below. The costs of such arbitration shall be borne by the Company. In the event Executive prevails at arbitration, he shall be entitled to payment of reasonable attorney’s fees in addition to all other relief awarded by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

d. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining pro-visions of this Agreement shall not be affected thereby.

f. Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive or the Company, except as set forth below. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company only to a Person which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor Person.

g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administra-tors, successors, heirs, distributees, devisees and legatees.

h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Arno Therapeutics, Inc.
30 Two Bridges Rd., Suite 270
Fairfield, NJ 07004

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company, with a copy to Matthew F. Richter, Esq., Midlige Richter, L.L.C., 645 Martinsville Road, Basking Ridge, NJ 07920

i. Cooperation. After the termination of the Employment Term, Executive shall cooperate with the Company in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive's employment hereunder, but shall be done to the extent reasonably possible in a manner as to reduce interference in Executive's new position after his employment hereunder ends. The Company shall reimburse Executive for any reasonable out of pocket expenses he incurs in connection with such cooperation. This provision shall survive any termination of this Agreement.

j. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

k. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

ARNO THERAPEUTICS, INC.
By: /s/ Scott Z. Fields Name: Scott Z. Fields, M.D. Title: President & Chief Medical Officer
EXECUTIVE:
/s/ Brian Lenz Mr. Brian Lenz